                                                                   EXHIBIT 10.02

                         EXECUTIVE EMPLOYMENT AGREEMENT


        This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement"), dated as of September 1, 1999, (the "Effective Date"), by and between PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation (the "Company"), with its principal place of business located at 3120 Lake Center Drive, Santa Ana, California 92799, and Jeffrey M. Folick, an individual ("EXECUTIVE"), residing at 13601 Belle Rive, Santa Ana, California 92705:


                                    RECITALS:

        WHEREAS, on or about December 12, 1994, the Company and EXECUTIVE entered into an Executive Employment Agreement, pursuant to which the Company engaged EXECUTIVE in the capacity of President of the Company (as such agreement heretofore may have been amended, modified, or revised, the "Old Agreement");

        WHEREAS, EXECUTIVE has advised the Company of his desire to retire effective upon a mutually agreeable future date;

        WHEREAS, the Company and EXECUTIVE mutually desire to terminate the Old Agreement and to provide for the complete satisfaction and settlement of all obligations arising under the Old Agreement upon the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, in view of EXECUTIVE'S impending retirement from the Company, EXECUTIVE desires to resign from the offices, positions, and board memberships that EXECUTIVE currently holds with the Company and with the Company's subsidiaries and affiliates.

        NOW THEREFORE, in consideration of the above premises and the representations, warranties, conditions, covenants, and promises exchanged by the parties expressed below, the Company and EXECUTIVE agree as follows:


                                    ARTICLE I
                    TERMINATION OF PRIOR EMPLOYMENT AGREEMENT

SECTION 1.01 EFFECT OF THIS AGREEMENT.

        This Agreement, as of the Effective Date, shall supersede the Old Agreement. However, EXECUTIVE shall continue to receive the compensation and benefits provided by the Old Agreement through December 31, 1999. Effective January 1, 2000, EXECUTIVE'S compensation and benefits shall be as provided in this Agreement, and the Old Agreement will have no further force or effect.

SECTION 1.02 TERM OF AGREEMENT.

        The Initial Term of this Agreement will expire December 31, 2000. However, this Agreement shall automatically be extended for an Additional Term of six months, through June 30, 2001, unless either party gives to the other written Notice of Non-Extension on or before October 1, 2000.

SECTION 1.03 EXECUTIVE'S ANTICIPATED TIME COMMITMENT.

        Commencing January 1, 2000, Executive will work on an as-needed basis. Therefore, the time commitment will vary. Generally, the time commitment will be less than full time, although the time commitment will vary on a weekly basis from nominal to full-time.

SECTION 1.04 RETIREMENT UPON EXPIRATION OF AGREEMENT.

        Executive's retirement from the Company shall become effective upon the expiration of this Agreement, unless the Agreement is terminated, in accordance with its terms, prior to its expiration. On the Expiration or Termination Date and without further action, EXECUTIVE shall resign from any offices, directorships or positions he then holds in the Company or in any of the subsidiaries of the Company except as mutually agreed upon by EXECUTIVE and the Company's Chief Executive Officer.


                                   ARTICLE II
                                DUTIES AND TITLE

SECTION 2.01 EXECUTIVE'S TITLE.

        EXECUTIVE'S current title shall remain unchanged through December 31, 1999. Thereafter, EXECUTIVE'S title will be as an Executive Vice President or as otherwise determined by the Company's Chief Executive Officer.

SECTION 2.02 EXECUTIVE'S DUTIES.

        EXECUTIVE'S current duties shall remain unchanged through December 31, 1999. Thereafter, it is anticipated that EXECUTIVE will serve in a number of roles, as directed by the Chief Executive Officer of the Company or the President of the HMO Division. The roles assigned to EXECUTIVE will be situation-dependent, and may include, but will not be limited to, the following:

        - Project Management and Oversight. Likely projects would be market or product specific, such as integrating a local acquisition, implementing a new product or system, or addressing a performance variation.

        - Advice and Consultation. Participate in many routine management meetings as well as some retreats that are strategically or issue oriented. Be generally available to both the Chief Executive Officer of the Company and to the President of the HMO Division for personal consultation.

        - Acquisitions. Serve as needed in the consideration and analysis of potential acquisitions. Oversee, advise, and evaluate plans for implementation and integration of acquisitions.

        - Provider Relations. Maintain certain relationships with key providers. These relationships may be focused on evolving risk arrangements, business relationships, or new products.

        - Customer Relationships. Assist in enhancing some customer relationships. These most likely would include large purchasing coalitions or employers.


                                   ARTICLE III
              COMPENSATION AND BENEFITS COMMENCING JANUARY 1, 2000


SECTION 3.01 COMPENSATION.

        Commencing January 1, 2000, EXECUTIVE shall be compensated at a salary of $480,000 per year.

SECTION 3.02 BENEFITS.

        Commencing January 1, 2000, EXECUTIVE shall continue to receive life, health and disability benefits as previously provided to EXECUTIVE and EXECUTIVE shall continue to participate in the Company's 401(k) plan and restoration plan through the term of this Agreement.

SECTION 3.03   STOCK OPTIONS.

        EXECUTIVE'S stock options shall continue to vest, in accordance with the terms of the Stock Option Plan and the various Stock Option Agreements.

SECTION 3.04 CAR ALLOWANCE.

        EXECUTIVE shall receive a car allowance of $600 per month throughout the term of this Agreement.

SECTION 3.05 OFFICE AND SECRETARIAL SUPPORT.

        EXECUTIVE shall be provided office space and secretarial support as necessary.

SECTION 3.06 CELLULAR TELEPHONE.

        Company will provide EXECUTIVE with a cellular telephone for use during the term of this Agreement.

SECTION 3.07   NO ADDITIONAL BENEFITS.

        EXECUTIVE shall not participate in the 1996 Management Incentive Compensation Plan and, except as expressly provided this Agreement, EXECUTIVE shall not be eligible for other compensation and benefits.


                                   ARTICLE IV
                        BENEFITS UPON EXPIRATION OF TERM

SECTION 4.01 STOCK OPTIONS.

        Stock Options shall cease vesting upon expiration of the term of this Agreement, and all unvested options shall expire. EXECUTIVE may exercise any vested options for a period of one year following the expiration of the term. Any vested options not exercised within that period shall expire.

SECTION 4.02 COBRA CONTINUATION COVERAGE.

        The Company shall pay for COBRA continuation coverage for a period of twelve months following the expiration of the term of this Agreement, or until EXECUTIVE sooner becomes eligible for comparable benefits through another employer.

SECTION 4.03 TERMINATION OF EMPLOYEE BENEFITS.

        Except as expressly set forth in this Agreement, EXECUTIVE shall not be entitled to receive any cash, in-kind compensation, or benefits of any kind or nature, for any periods after the expiration of the term of this Agreement.

        The foregoing prohibitions are not intended to limit, restrict, or deny EXECUTIVE any benefits under employee mandatory or fringe benefit plans or programs, in which EXECUTIVE participates on the Effective Date, that are earned by EXECUTIVE on or before the expiration date of this Agreement while being payable or distributable to EXECUTIVE after the expiration date.

                                    ARTICLE V
                     TERMINATION PRIOR TO EXPIRATION OF TERM

SECTION 5.01 TERMINATION WITHOUT CAUSE.

        Either EXECUTIVE or the Company may terminate this Agreement prior to the expiration of the term of this Agreement, with or without cause, on fifteen days' prior written notice.

SECTION 5.02 TERMINATION BY EXECUTIVE.

        If EXECUTIVE terminates before the expiration of the term of this Agreement, then his base salary shall cease and any unvested options shall immediately expire. EXECUTIVE may exercise any vested options for a period of one year following the termination. Any vested options not exercised within that period shall expire.

SECTION 5.03 TERMINATION BY COMPANY.

        If the Company terminates EXECUTIVE, then EXECUTIVE'S base compensation as set forth in Section 3.01 of this Agreement shall continue for the remainder of either the Initial Term or the Additional Term of this Agreement, whichever is then applicable, and EXECUTIVE'S unvested stock options shall continue to vest, in accordance with the terms of the Stock Option Plan and the various Stock Option Agreements, for the remainder of the applicable term of this Agreement. Thereafter, EXECUTIVE will be entitled to benefits in accordance with
Section 4 herein.

SECTION 5.04 COMPANY'S RIGHT TO OFFSET

        Notwithstanding the foregoing, in the event EXECUTIVE engages in employment with a competitor of Company during the term of this Agreement or any extension thereof, Executive's compensation as set forth in Section 3.01 of this agreement shall be reduced by the amount of any and all gross earnings EXECUTIVE earns from employment with any such competitor or competitors, which earnings EXECUTIVE shall promptly disclose to the Company. For purposes of this Section 5.04, a "competitor" shall include, without limitation, a health maintenance organization, competitive medical plan, or preferred provider organization, or health or life insurance company that owns a managed care plan or program.

                                   ARTICLE VI
                        RETURN OF THE COMPANY'S PROPERTY

        On or before the Expiration/Termination Date, EXECUTIVE shall return all of the Company's property, equipment, keys, credit cards, books, records, and any and all other documents, property, or other items belonging to the Company.


                                   ARTICLE VII
                           CONFIDENTIALITY PROVISIONS


SECTION 7.01 TRADE SECRETS.

        EXECUTIVE acknowledges that, during the course of his employment with the Company or with any affiliate or subsidiary of the Company, EXECUTIVE has had, and will continue to have through the Expiration/Termination Date, access to certain Trade Secrets in the form of know-how, trade secrets, or proprietary information of the Company or its subsidiaries or affiliates ("Trade Secrets ") and that such Trade Secrets were acquired, or will be acquired, in confidence and as a fiduciary of the Company or its subsidiaries or affiliates. For the purposes of this Agreement, Trade Secrets shall include, without limitation, any and all cost and expense data, marketing and customer data, sales manuals, underwriting guidelines, case management policies and procedures, utilization review and quality assurance policies and procedures, provider manuals, individual and group subscriber information (including, the name, address, telephone number, or contact person for an individual or group subscriber), subscriber group manuals, processes, designs, devices, compilations of information, operating manuals, symbols, service marks, logos, customer and vendor lists (including, without limitation, lists of subscribers, subscriber groups, clients, brokers, and providers contracting with the Company or any subsidiary or affiliate of the Company), business information, marketing programs, plans, and strategies, contracts and licenses, advertising and promotional materials, financial information and strategies, computer software and other computer-related materials, copyrightable material, and other legally protected information owned by or used in the respective businesses of the Company or its subsidiaries or affiliates which are confidential or proprietary in nature.

        For the purposes of this Agreement, Trade Secrets shall not include information which: (i) EXECUTIVE can prove became known to him other than through his relationship with the Company through either (a) completely independent development of such information not within the course of his employment with the Company, or (b) a source other than the Company or a subsidiary, affiliate, shareholder, director, officer, employee, consultant, agent, or advisor of the Company, but only if such source did not disclose such information in violation of a duty of nondisclosure owed to the Company or a subsidiary or affiliate of the

Company; (ii) is a matter of public knowledge through no fault of EXECUTIVE;
(iii) is approved in advance for release or use by the Company's Board of Directors; or (iv) is required to be disclosed by law.

SECTION 7.02 CONFIDENTIALITY COVENANT.

        EXECUTIVE acknowledges and agrees that maintaining the confidentiality of all of the Trade Secrets is integral to the value of the Company and is vital to the successful operations of the Company and its subsidiaries and affiliates. In view of the foregoing, EXECUTIVE agrees to, at all times after the Effective Date, maintain the confidentiality of all Trade Secrets and to not disclose, divulge, exploit, or use, in any manner whatsoever, the Trade Secrets for EXECUTIVE'S own benefit or the benefit of another individual or entity.

SECTION 7.03 EQUITABLE RELIEF.

        EXECUTIVE acknowledges and agrees that it would be difficult to measure the damage to the Company (or any subsidiary or affiliate, as the case may be) from any breach of EXECUTIVE'S obligations under this Section 7.03, that injury to the Company (or to any subsidiary or affiliate, as the case may be) from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Therefore, EXECUTIVE acknowledges and agrees that the Company, in addition to any of its other rights or remedies, shall be entitled to seek injunctive or other equitable relief without bond or other security in the event of an actual or threatened breach of this Agreement. The obligations of EXECUTIVE and the rights and remedies of the Company under this Agreement are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable patent, copyright, or other laws, including the statutory and common laws governing unfair competition, misappropriation or theft of trade secrets, proprietary rights, or Trade Secrets generally.


                                  ARTICLE VIII
                      GENERAL RELEASE OF ANY AND ALL CLAIMS


SECTION 8.01 GENERAL RELEASE OF ALL CLAIMS BY EXECUTIVE AGAINST COMPANY.

        EXECUTIVE hereby irrevocably and unconditionally, fully and forever releases and discharges the Company and the Company's parents, shareholders, successors, assigns, directors, officers, agents, and representatives and subsidiaries (collectively, the "Company Group") from any and all claims, demands, actions, causes of action (whether at law or in equity), suits, and administrative actions or proceedings, of every kind and nature, whether known or unknown, past or present, suspected or unsuspected, foreseeable or unforeseeable, whether or not heretofore asserted, that EXECUTIVE may now have, have ever had, or in the future may have against the Company or any other member of the Company Group for any losses, liabilities, damages (of any kind or nature), obligations, debts, indebtedness, costs, expenses, or fees (including, without limitation, attorneys' fees), which in any way have arisen from or are related to: (i) the Employment Agreement or EXECUTIVE'S employment with the Company; (ii) the termination of the Employment Agreement or EXECUTIVE'S separation from the Company; or (iii) any discriminatory conduct or consequences, whether arising under (A) Title VII of the Civil Rights Act of 1964, (race, color, religion, sex, and national origin discrimination), (B) 42 U.S.C. Section 1981 (discrimination), (C) 29 U.S.C. Section 621-634 (age discrimination), (D) 29 U.S.C. Section 206(d)(1) (equal pay), (E) The Americans with Disabilities Act (disability discrimination) or (E) The California Fair Employment and Housing Act (discrimination including race, color, national origin, ancestry, physical handicap, medical condition, marital status, sex, or age); (iv) retaliation or constructive or wrongful discharge relating to any allegation of the above claims; (v) any claim that the Company violated any law or public policy, (e.g. "whistle blower" claims or "qui tam" claims); (vi) any past compensation, including regular wages, bonuses, commissions, overtime and liquidated damages, or benefits relating to EXECUTIVE'S employment with the Company Group; (vii) any claim capable of being raised in any complaint filed with the United States Department of Labor ("DOL"), the California Department of Fair Employment and Housing or the California Division of Labor Standards Enforcement against the Company Group; (viii) any claim that the Company Group has violated any written, oral, or implied release with EXECUTIVE; (ix) any claim of breach of any express or implied covenant of good faith and fair dealing; (x) any claims in tort including, but not limited to, intentional infliction of mental or emotional distress, interference with business or employment relationship, invasion of privacy, defamation of character, slander, libel, negligent supervision, gross negligence, or negligence of any kind; (xi) any claim of personal injury or unreported work-related injury arising from or relating to any act or omission by the Company Group; (xii) any claim that the Company Group has violated EXECUTIVE'S rights, if any, under the Constitutions of the United States or the state of California.

SECTION 8.02 SPECIFIC WAIVER OF ANY UNKNOWN CLAIMS.

        Effective as of the Termination Date, EXECUTIVE expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims, EXECUTIVE expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which EXECUTIVE does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims. This waiver, however, does not extend to any actions or claims, which may arise after execution of this Agreement.

SECTION 8.03 NO CLAIMS OR ASSIGNMENT OF CLAIMS.

        EXECUTIVE represents and warrants to the Company and to all members of the Company's Group that he has not suffered any workplace injury and that he has not made or commenced, and will not make or commence, any claim with any governmental or administrative agency, department, or other regulatory body, whether federal, state, or local, that in any way relates to his employment with or severance from the Company and from any of its subsidiaries or affiliates. EXECUTIVE further represents and warrants to the Company and to all members of the Company's Group that no portion of any claim, right, demand, action, or cause of action that he has or may have arising out of or relating to his employment with or severance from the Company (or any subsidiary or affiliate thereof), nor any portion of any recovery or settlement to which he might be entitled, has been assigned or transferred to any individual or entity in any manner whatsoever, including by way of subrogation, operation of law, or otherwise.

SECTION 8.04 EFFECT OF SETTLEMENT.

        The parties hereto expressly acknowledge and agree that this Agreement pertains to disputed issues or claims and that any settlement discussions, including proposing, negotiating, and entering into this Agreement, neither indicate nor constitute an admission of any liability or wrongdoing of any nature whatsoever by any party hereto. By considering, negotiating, and entering into this Agreement, the parties hereto are simply buying their peace and avoiding any potential legal costs or expenses. Therefore, this Agreement shall not be used as evidence of any liability or wrongdoing for any purpose whatsoever except as may be necessary to enforce the terms and conditions of this Agreement.


                                   ARTICLE IX
                                     NOTICES

        Any and all notices, requests, consents, demands, and/or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered, if sent by United States registered or certified mail (return receipt requested), (ii) when delivered, if delivered personally by commercial courier, or (iii) on the next following business day, if sent by United States Express Mail or overnight courier, in each case to the parties at the following addresses (or at such other addresses as shall be specified by like notice) with postage or delivery charges prepaid:

If to the Company:

PacifiCare Health Systems, Inc.
3120 Lake Center Drive
Santa Ana, California 92799
Attn:  Chairman of the Board


If to EXECUTIVE:

Mr. Jeffrey M. Folick
13601 Belle Rive
Santa Ana, California 92705


                                    ARTICLE X
                               GENERAL PROVISIONS


SECTION 10.01 INTEGRATED AGREEMENT.

        This Agreement, when executed, constitutes the entire and complete understanding and fully integrated agreement between the Company and EXECUTIVE with respect to the termination of EXECUTIVE'S employment with the Company; and this Agreement and the Certificate of Compensation supersede any and all prior or contemporaneous negotiations, agreements, or communications, whether oral or written, between the Company and EXECUTIVE with respect to such matter.

SECTION 10.02 AMENDMENTS; WAIVER.

        This Agreement shall not be amended, modified, revised, or supplemented orally unless evidenced by a dated written instrument executed by the Company and EXECUTIVE. No waiver of any provision of this Agreement shall be effective unless evidenced by a dated, written instrument executed by the Company. No waiver of any provision hereof shall be construed as a further or continuing waiver of such provision or of any other provision hereof.

SECTION 10.03 SEVERABILITY.

        If any provision in this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such provision shall be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal, or unenforceable, and the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

SECTION 10.04 GOVERNING LAW.

        This Agreement shall be governed by and construed in accordance with the laws of the State of California, withoUt regard to principles of conflicts of law.

SECTION 10.05 SUCCESSORS aND ASSIGNS.

        This Agreement shall be binding upon the parties hereto and their respective successors, transferees, heirs, devisees, assigns, and legal representatives.

SECTION 10.06 CONSTRUCTION.

        This Agreement has been drafted with the joint participation of each of the parties hereto and shall be construed to be neither against nor in favor of either party hereto, but rather in accordance with the fair meaning hereof.

SECTION 10.07 REPRESENTATION BY LEGAL COUNSEL.

        Each party has had an opportunity to consult with his or its legal counsel with respect to this Agreement and has entered into this Agreement, after consultation with such counsel, voluntarily, and without duress. Without limiting the generality of the foregoing, EXECUTIVE acknowledges that he is hereby advised in writing that EXECUTIVE should consult an attorney prior to executing this Agreement. EXECUTIVE represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney and that he has availed himself of this right, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement after having consulted with his independent legal counsel.

SECTION 10.08 TIME TO CONSIDER AGREEMENT.

        EXECUTIVE acknowledges that Company is giving him a period of forty-five
(45) days within which to consider this Agreement, during which the offer of the provisions of this Agreement will not be revoked by Company. EXECUTIVE may accept and sign this Agreement before the expiration of the forty-five (45) day time period, but he is not required to do so and failing to do so will not prejudice him in any way as long as the Agreement is signed prior to the end of the forty-five (45) day time period. For a period of seven (7) days following the signing and submission of this Agreement to the Company, EXECUTIVE may revoke this Agreement. Any such notice of revocation must be in writing to Company's legal counsel. If EXECUTIVE has already received any payment anticipated by this Agreement, the revocation will not be effective unless the written notice is accompanied by a complete refund of all amounts paid. This Agreement shall become effective on the eighth day after EXECUTIVE signs it, if it has not been revoked during the revocation period.

SECTION 10.09 SECTION HEADINGS.

        The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 10.10 ARBITRATION.

        Except that any party to this Agreement may seek injunctive relief or a prejudgment attachment in a court of competent jurisdiction, and except as otherwise specifically provided for herein, any and all controversies, disputes, or claims arising out of or relating to this Agreement, or any part hereof, including, without limitation, the meaning, applicability, or scope of this
Section 10.10 and to the performance, breach, interpretation, meaning, construction, or enforceability of this Agreement, or any portion hereof, and all claims for rescission or fraud in the inducement of this Agreement, shall, at the request of either party, be settled or resolved by binding arbitration. The parties shall mutually agree upon an arbitrator and rules of arbitration. If they are unable to agree on an arbitrator and arbitration rules within 45 days of a written demand for arbitration, then the parties shall arbitrate pursuant to the American Arbitration Association's (the AAA's) National Rules for the Resolution of Employment Disputes, except as modified hereinbelow. Any party requesting arbitration under this Agreement shall make a demand on the other party by registered or certified mail with a copy to the AAA. The parties consent and agree to have any such arbitration proceedings heard in Orange County, California or in the place closest thereto which the AAA may select for convenience of the arbitrator(s). The arbitration shall take place as noticed by the AAA regardless of whether one side to the dispute or controversy fails or refuses to participate. The arbitrators shall apply California substantive law and federal substantive law where state law is preempted. Civil discovery for use in such arbitration may be conducted in accordance with the California Code of Civil Procedure and the California Evidence Code, and the arbitrator(s) selected shall have the power of discovery by the imposition of the same terms, conditions, and penalties as may be imposed in like circumstances in a civil action by a superior court of the State of California. Without limiting the generality of the foregoing, the provisions of Section 983.05 of the California Code of Civil Procedure, as amended, permitting the taking of depositions and the obtaining of discovery, are hereby incorporated in full herein by this reference. The arbitrators shall have the power to grant all legal and equitable remedies and award compensatory damages provided by California law. The arbitrators shall prepare in writing and provide to the parties an award including factual findings and the legal reasons on which the decision is based. The arbitrators shall not have the power to commit errors of law or legal reasoning and the award may be vacated or corrected pursuant to California Code of Civil Procedure Section 986.2 or Section 986.6 for any such error. Judgment upon any award may be entered in any court having jurisdiction thereof.

SECTION 10.11 COUNTERPARTS.

        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall be considered one and the same agreement.

        IN WITNESS WHEREOF, the Company and EXECUTIVE have executed this Agreement as of the day and year first written above.



THE COMPANY:                        PACIFICARE HEALTH SYSTEMS, INC.,
                                    a Delaware corporation



                                    By: /s/ Alan Hoops
                                        ---------------------------------------
                                            Alan Hoops
                                    Title: Chairman and Chief Executive Officer




EXECUTIVE:                              /s/ Jeffrey M. Folick
                                        ----------------------------------------
                                            Jeffrey M. Folick